Exhibit (i)(2)

GOODWIN PROCTER	Goodwin Procter LLP	T: 617.570.1000
	Counselors at Law	F: 617.523.1231
	Exchange Place	Goodwinprocter.com
Boston, MA 02109
December 31, 2007
Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563
Ladies and Gentlemen:
As Massachusetts counsel to Calamos Investment Trust, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust” (the “Trust”), we have been asked to render this opinion in connection with the registration of an unlimited number of Class A, B and C shares of beneficial interest, without par value, of the Trust (the “Shares”) representing interests in the Calamos Government Money Market Fund, a series of the Trust, as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 57 to Securities Act Registration No. 33-19228 and Amendment No. 60 to Investment Company Act File No. 811-5443 (the “Amendment”) to the Registration Statement on Form N-1A (the “Registration Statement”) of the Trust.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust. In addition, we have assumed that the Shares will be issued or sold for cash or other good and valuable consideration in accordance with the terms and conditions set forth in the Trust’s prospectus and statement of additional information relating to the Shares as they are in effect from time to time and that ownership of the Shares will be duly recorded in the books of the Trust.
The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.
Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.
We hereby consent to the filing of this opinion as Exhibit (i)(2) to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.
Sincerely,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP